UNICOM REPORTS 1st Q EARNINGS - $1.00 PER COMMON SHARE; REVISED
  TRANSMISSION AND DISTRIBUTION EXPENDITURES FOR THE YEAR 2000

                           (UNAUDITED)

      Unicom Corporation (NYSE: UCM) today reported first quarter earnings of $1.00 per common share (diluted) compared to operating earnings per share of $0.50 (diluted, excluding non-recurring items) for the same period last year.
The earnings improvement is attributable to lower operating costs under the structure of the purchase power arrangements entered into upon the sale of ComEd's fleet of fossil stations in December 1999, superior operating performance in ComEd's Nuclear Generation Group, lower financing costs and a reduction in Unicom's shares outstanding as a result of stock buyback programs. Two non-operating items, a gain on the settlement of the forward share repurchase arrangements ($113 million, after-tax) and a loss on the sale of uranium-related properties ($22 million, after-tax), were offset by increased regulatory asset amortization. "We are very pleased by the strong core operating performance achieved in the first quarter, as well as the continued progress in strengthening our balance sheet," said Ruth Ann M. Gillis, Senior Vice President and Chief Financial Officer of Unicom.

Approximately $0.30 of the first quarter 2000 earnings improvement resulted from reduced operation and maintenance, fuel, depreciation and property tax expenses, as a result of the December 1999 sale of the fossil stations, partially offset by costs of related purchased power arrangements
(PPAs) entered into with Midwest Generation. On an annualized basis, the costs of the PPAs in 2000 are expected to approximate the costs associated with owning and operating the fossil stations in 1999; however, the PPAs shift a significant portion of the costs to the summer months.

The nuclear units operated at an average capacity factor of 95% in the first quarter of this year, compared to 85% in the comparable period of last year when LaSalle Unit 2 was in an extended recovery outage. The increased availability of low cost nuclear generation led to a 159% increase in off-system kilowatthour sales this quarter, helping to offset the effect of milder than normal winter weather. ComEd's Braidwood Unit 1 returned to service on April 5, 2000 following a refueling outage completed in just 18 days, the second shortest refueling outage completed by any nuclear unit in the United States. The Nuclear Generation Group also reduced its operation and maintenance costs from the same period last year, offsetting the effect of higher operation and maintenance costs incurred as part of the ongoing efforts to improve the reliability of ComEd's transmission and distribution systems.

In January 2000, Unicom physically settled forward share repurchase arrangements with financial institutions for the repurchase of its common shares. The settlement of these arrangements resulted in a mark to market gain of $113 million (after-tax) in the first quarter and a reduction in outstanding shares of 26.3 million. In addition, Unicom repurchased 14 million common shares during the first quarter consistent with its share repurchase commitment in the pending merger agreement with PECO Energy Company.


  UNICOM CORPORATION EARNINGS FOR THE 12 MONTHS ENDED
              MARCH 31, 2000 (UNAUDITED)

Unicom recorded earnings for the twelve months ended March 31, 2000 of $3.27 per common share (diluted). For the twelve months ended March 31, 1999, earnings of $2.42 per common share (diluted) were recorded. Excluding non-recurring items, operating earnings per common share for the twelve months ended March 31, 2000 and 1999 were $3.35 and $2.45, respectively.

Several factors contributed to the current period improved earnings, including increased wholesale kilowatthour sales, lower energy costs, the sale of ComEd's fleet of fossil stations, lower taxes other than income taxes and the reduction in Unicom's outstanding common shares as discussed above. These positive factors were partially offset by the 15% residential base rate reduction which became effective August 1, 1998, increased regulatory asset amortization and higher operation and maintenance costs.

TRANSMISSION AND DISTRIBUTION EXPENDITURES FOR THE YEAR 2000

Unicom also reported today that it has completed an evaluation of the expenditures required to support its intensive efforts to improve the reliability of its transmission and distribution systems following record peak demand levels and system outages experienced last summer.
Total 2000 expenditures to meet this commitment are expected to exceed $1 billion. Significant initiatives include increased levels of tree trimming throughout the service territory, the overhaul and expansion of the heat-tolerance capacity of distribution substations and the expansion of transmission capability, including the accelerated construction of a new transmission line in the southern portion of ComEd's service territory. Operation and maintenance expense budgets for 2000 are comparable to 1999 expense levels of approximately $375 million. ComEd's transmission and distribution capital budgets are expected to increase by $135 million over preliminary budgeted levels to $650 million for 2000. Approximately $114 million of the increased capital spending is related to transmission and distribution facilities and $21 million is for new transmission and distribution related work management software and transportation equipment. The increase in the transmission and distribution capital expenditures is expected to be offset by a reduction in the capital budgets for unregulated business operations of approximately $150 million. The Nuclear Generation Group capital budget of $215 million remains unchanged from the preliminary 2000 budget level.

UNICOM CORPORATION CONSOLIDATED EARNINGS (UNAUDITED)
---------------------------------------------------
(Millions Except Per Share Data)

                                                             % Change
                                                             Increase/
THREE MONTHS ENDED MARCH 31            2000        1999     (Decrease)
---------------------------           ------      ------     ---------
  Operating Revenues                 $ 1,658     $ 1,538        7.8%
  Expenses and Other Items:
     Fuel and Purchased Power        $   326     $   307        6.2
     Operation and Maintenance           549         555       (1.1)
     Depreciation and Amortization       375         231       62.3
     Interest, Taxes and Other           212         332      (36.1)
     Preference Stock Dividends
       and Redemption Costs                1          15      (93.3)
     Total                           $ 1,463     $ 1,440        1.6
  Net Income before Extraordinary
    Item                             $   195     $    98       99.0
  Extraordinary Loss, less
    Applicable Income Taxes          $    (3)    $   (28)     (89.3)
  Net Income                         $   192     $    70         NM
  Basic Earnings per
    Common Share (1)                 $  1.01     $  0.32         NM
  Diluted Earnings per
    Common Share (1)                 $  1.00     $  0.32         NM
  Average Number of Common Shares
    Outstanding (Diluted)                192         218      (11.9)


TWELVE MONTHS ENDED MARCH 31
----------------------------
  Operating Revenues                 $ 6,968     $ 6,977       (0.1)%
  Expenses and Other Items:
     Fuel and Purchased Power        $ 1,568     $ 1,716       (8.6)
     Operation and Maintenance         2,421       2,273        6.5
     Depreciation and Amortization       987         926        6.6
     Interest, Taxes and Other         1,287       1,450      (11.2)
     Preference Stock Dividends
       and Redemption Costs               10          58      (82.8)
     Total                           $ 6,273     $ 6,423       (2.3)
  Net Income before Extraordinary
    Item                             $   695     $   554       25.5
  Extraordinary Loss, less
    Applicable Income Taxes          $    (3)    $   (28)     (89.3)
  Net Income                         $   692     $   526       31.6
  Basic Earnings per
    Common Share (1)                 $  3.28     $  2.42       35.5
  Diluted Earnings per
    Common Share (1)                 $  3.27     $  2.42       35.1
Average Number of Common Shares
  Outstanding (Diluted)                  212         218       (2.8)

NM   Not Meaningful

(1) Includes non-recurring items in the three months and twelve months ended March 31, 2000 and 1999 as discussed in Note 1 of Notes to Consolidated Earnings Release.

                See Notes to Consolidated Earnings Release

Unicom Corporation and Subsidiary Companies
Notes to Consolidated Earnings Release (Unaudited)
As of March 31, 2000

Note:  The following are diluted earnings per common share calculations.


1.Earnings for the three months and twelve months ended March 31,  2000 of $1.00 and $3.27 per common share include a gain on the settlement of the forward share repurchase arrangements of $113 million
 (after-tax), a loss on the uranium-related property sale of $22 million (after-tax) and increased regulatory asset amortization of $91 million (after-tax). Earnings for the twelve months ended March 31, 2000 also include a loss of $58 million (after-tax) related to the forward share repurchase arrangements, a gain on fossil plant sale of $1.56 billion
 (after-tax), an additional regulatory asset amortization of $1.48 billion (after-tax) and an increase in the estimated liability for the remediation of former manufactured gas plant sites of $41 million (after-tax). Earnings for the three months and twelve months ended
  March 31, 1999 of $0.32 and $2.42 per common share, respectively, include a charge of $15 million (after-tax) related to a settlement agreement with the City of Chicago, a charge of $37 million (after-tax) for debt and preference stock redemption costs and an unrealized gain of $14 million (after-tax) related to the forward share repurchase arrangements. Earnings for the twelve months ended March 31, 1999 also include a gain on the sale of certain assets of $32 million (after-tax). Excluding these non-recurring items, operating earnings were $1.00 and $3.35 per common share for the three months and twelve months ended March 31, 2000, respectively, and $0.50 and $2.45 per common share for the three and twelve months ended March 31, 1999, respectively.

2.In December 1999, ComEd completed the $4.8 billion sale of its fossil generating stations to Midwest Generation, a subsidiary of Edison International. Consistent with the provisions of the Illinois Public Utility Act (the 1997 Act), the gain on the sale of $2.59 billion, pre-tax, was used to recover regulatory assets; therefore the gain on the sale (excluding $43.4 million of amortization of investment tax credits) was recorded as a regulatory liability and amortized in the fourth quarter of 1999. The amortization of the regulatory liability and additional regulatory asset amortization of $2.46 billion are reflected in depreciation and amortization expense on ComEd and Unicom's Statements of Consolidated Operations and resulted in a net reduction to depreciation and amortization expense of $88 million.
  The additional $43.4 million of amortization of investment tax credits related to the sale is reflected in interest, taxes and other on the Condensed Statement of Consolidated Earnings.

3.In 1999, Unicom entered into forward share repurchase arrangements with financial institutions for the repurchase of approximately 26.3 million shares of Unicom common stock using proceeds it received from ComEd's repurchase of its common stock held by Unicom. The forward share repurchase arrangements were recorded as a receivable on Unicom's balance sheet and the receivable was adjusted to reflect the aggregate market value of the shares deliverable under the arrangements at the end of each reporting period. Consequently, the forward share repurchase arrangements have increased earnings volatility. The settlement of the arrangements in January 2000 resulted in a gain of $113 million
 (after-tax), or $0.59 per common share, and a reduction in Unicom's outstanding common shares and common stock equity. The forward share repurchase arrangements resulted in a net gain of approximately
  $55 million (after-tax), or $0.26 per common share, for the twelve months ended March 31, 2000.

4.Operation and maintenance expenses reflect costs for separation plans offered to ComEd employees and certain other employee-related costs of $3 million and $12 million for the three months and twelve months ended
  March 31, 2000, respectively, and $0.3 million and $33 million for the three months and twelve months ended March 31, 1999, respectively.
  Such costs reduced operating results by $2 million (after-tax), or $0.01 per common share and $7 million (after-tax), or $0.04 per common share, for the three months and twelve months ended March 31, 2000, respectively, and $0.2 million (after-tax), or less than $0.01 per common share and $20 million(after-tax), or $0.09 per common share, for the three months and twelve months ended March 31, 1999, respectively.

    UNICOM CORPORATION CONSOLIDATED STATISTICAL INFORMATION (UNAUDITED)
    --------------------------------------------------------------------


                              Three Months Ended         Twelve Months Ended
                                   March 31                   March 31
                             -----------------------   ----------------------
                                            %Change                   %Change
                                              Incr/                     Incr/
                             2000    1999   (Decr)     2000    1999    (Decr)
                             ----    ----   ------     -----   ----     -----
Kilowatthour Sales
  by ComEd (millions) -

 Residential                 5,967   5,956    0.2%    23,727   24,228   (2.1)%
 Small commercial and
  industrial                 6,993   6,580    6.3     29,537   27,224    8.5
 Large commercial and
  industrial                 5,870   6,112   (4.0)    22,232   24,177   (8.0)
 Public authorities and
  electric railroads         2,448   1,946   25.8      8,689    7,861   10.5
                            ------  ------            ------   ------
  Total sales to ultimate
    consumers               21,278  20,594    3.3     84,185   83,490    0.8
 Sales for resale:
  Other utilities            6,905   2,670  158.6     21,918   11,398   92.3
  Municipalities               306     447  (31.5)     1,663    1,803   (7.8)
                            ------  ------            ------   ------
 Total Kilowatthour Sales   28,489  23,711   20.2    107,766   96,691   11.5
                            ======  ======           =======   ======

Weather Data-
 Heating Degree Days         2,756   3,072  (10.3)     5,549    5,532    0.3
 Heating Degree Days -
  30-Year Average            3,254   3,254             6,427    6,427

 Cooling Degree Days             3       -    NM         928      990   (6.3)
 Cooling Degree Days -
  30-Year Average                1       1               863      863


NM    Not Meaningful